EXHIBIT 99

Black Hills Corp. Names Teresa A. Taylor to Board of Directors

RAPID CITY, S.D. - Aug. 2, 2016 - Black Hills Corp. (NYSE: BKH) today announced that Teresa A. Taylor has been appointed to its board of directors, effective Sept. 1, 2016.

David R. Emery, chairman and CEO of Black Hills said, “We welcome Teresa to the board. Her broad range of experience in strategic planning and execution, technology development, human resources, labor relations and corporate communication will add significant value to the board.”

Taylor has more than 28 years of experience in technology, media and the telecom sector. She is the owner of Blue Valley Advisors, LLC, and has served as chief executive officer since May 2012. Teresa also serves as a director of T-Mobile USA and First Interstate BancSystem, Inc. She was a director of Columbia Pipeline Group, Inc. from 2015 to July 1, 2016 and NiSource from 2012 to 2015. From 1988 to 2011, Taylor worked for Qwest Communications in Denver, Colorado, where she most recently served as chief operating officer, leading daily operations and a senior management team responsible for 30,000 employees in field support, technical development, sales, marketing, customer support and IT systems. She received a Bachelor of Science degree from the University of Wisconsin-La Crosse.

Black Hills Corporation
Black Hills Corp. (NYSE: BKH) is a customer focused, growth-oriented, vertically-integrated utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.2 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company also generates wholesale electricity and produces natural gas, oil and coal. More information is available at www.blackhillscorp.com.

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Investor Relations
Jerome E. Nichols
605-721-1171
jerome.nichols@blackhillscorp.com

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